Exhibit 3.2
THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
THE AZEK COMPANY INC.
(Originally incorporated on June 11, 2020
under the name The AZEK Company Inc.)
ARTICLE I
The name of the corporation is The AZEK Company Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,101,000,000, of which 1,100,000,000 shares of the par value of $0.001 per share shall be designated as Class A Common Stock (referred to as Common Stock) and 1,000,000 shares of the par value of $0.001 per share shall be designated as Preferred Stock.
ARTICLE V
The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of Common Stock. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock then outstanding.
(a)Dividends. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, or as otherwise provided in this Certificate of Incorporation, holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as may be declared by the board of directors of the Corporation (the “Board of Directors”).
(b)Distribution of Assets. Upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available after payments to creditors and to the holders of any Preferred Stock of the Corporation having prior rights as to distributions upon the liquidation, dissolution or winding up of the affairs of the

Corporation that may at the time be outstanding, in proportion to the number of shares held by them.
(c)Voting Rights. The holders of Common Stock shall have the general right to vote for all purposes, including the election, removal or replacement of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held. There shall be no cumulative voting.
(d)No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
ARTICLE VI
Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors. The Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of such powers, preferences and rights, of the shares of each series of Preferred Stock, including without limitation the following:
(a)the distinctive serial designation of such series which shall distinguish it from other series;
(b)the number of shares included in such series;
(c)the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
(d)whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
(e)the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of the shares of such series;
(f)the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders of the shares of Preferred Stock or upon the happening of a specified event or events;
(g)the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
(h)whether or not the shares of such series shall be convertible into, or exchangeable for, at any time or times at the option of the holder or holders of the shares of

Preferred Stock or at the option of the corporation or upon the happening of a specified event or events, shares of any other class or classes or any other series of Preferred Stock or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable to such exchange or conversion;
(i)whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and
(j)any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.
Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee of the Board of Directors establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on: (i) any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock; or (ii) any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.
Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee of the Board of Directors establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that exclusively alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote on the applicable amendment or alteration pursuant to the Certificate of Incorporation or pursuant to the DGCL.
Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares of the applicable class or series then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision enacted after the effectiveness of this Certificate of Incorporation.
ARTICLE VII
The Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation. By affirmative vote of the holders of a majority of the shares of Common Stock then outstanding, stockholders may adopt, amend, alter or repeal the bylaws of the Corporation. Except as otherwise provided in this Certificate of Incorporation, and in addition to any other vote required by law or the express terms of any series of Preferred Stock then outstanding, this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, by the affirmative vote of the holders of at least a majority of the voting power of the shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.
ARTICLE VIII
Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.
ARTICLE IX
(a)The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(b)Subject to the rights granted to holders of any one or more series of Preferred Stock then outstanding, the Board of Directors shall consist of not less than three nor more than thirteen members. Subject to the Certificate of Incorporation and the Corporation’s bylaws, the exact number of directors of the corporation shall be fixed from time to time pursuant to resolution or resolutions of the Board of Directors. Subject to: (i) the previous sentence, and (ii) the rights of the holders of any series of stock with respect to such series of stock, except as otherwise required by law and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors and any director elected to a newly created directorship shall serve for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor shall have been duly elected and qualified or until such director’s death, resignation, retirement, disqualification or removal from office (subject to the rights of any class or series of Preferred Stock to elect and remove directors).
(c)Each director elected by the stockholders shall serve for a term expiring at the next succeeding annual meeting of stockholders. Directors shall hold office until their successors have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. In no event shall a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of any class or series of Preferred Stock to elect and remove directors, the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of at least two-thirds of the voting power of the shares then outstanding and entitled to vote thereon.
(d)In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to this Certificate of Incorporation. Except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election.

ARTICLE X
(a)Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders.
(b)Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders may be called only by: (i) the Chairperson of the Board of Directors; or (ii) the Secretary of the Corporation at the direction of a majority of the directors then in office.
ARTICLE XI
A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent that such exemption from liability or limitation is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of directors or officers of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Notwithstanding any such amendment to the DGCL, the liability of an officer in any action by or in the right of the Corporation shall not be eliminated or limited by this Article XI. No amendment, modification or repeal of this Article XI or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article XI shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification, repeal or adoption.
ARTICLE XII
Reserved.
ARTICLE XIII
(a)Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL.
(b)Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
(i)prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(ii)upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of the Corporation and (b) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii)at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
(c)Definitions. For the purposes of this Article XIII only, references to:
(i)“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person.
(ii)“Ares” means Ares Corporate Opportunities Fund IV, L.P. and its affiliates.
(iii)“Ares Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Ares or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(iv)“Ares Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Ares Direct Transferee or any other Ares Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(v)“ associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(vi)“business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(A)any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder, and, as a result of such merger or consolidation, this Article XIII is not applicable to the surviving entity;
(B)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(C)any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation. In no case under items (c)-(e) of the preceding sentence shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(D)any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(E)any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A)-(D) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(vii)“control”, including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XIII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(viii)“controlled portfolio company” means any portfolio company that directly, or indirectly through one or more intermediaries, is controlled by or is under common control with: (A) Ares, an Ares Direct Transferee or an Ares Indirect Transferee or (B) OTPP, an OTPP Direct Transferee or an OTPP Indirect Transferee, as applicable.
(ix)“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person. “Interested stockholder” shall not include (a) Ares, any Ares Direct Transferee, any Ares Indirect Transferee or any of their respective affiliates, controlled portfolio companies or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, (b) OTPP, any OTPP Direct Transferee, any OTPP Indirect Transferee or any of their respective affiliates, controlled portfolio companies or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Actor, or (c) any person whose ownership of shares in excess of the 15% limitation set forth in this Certificate of Incorporation is the result of any action taken solely by the Corporation, but such person shall be an interested stockholder if such person then acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(x)“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(A)beneficially owns such stock, directly or indirectly;
(B)has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, except that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange;
(C)has the right to vote such stock pursuant to any agreement, arrangement or understanding, except that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(D)has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in subsection (C) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(xi)“OTPP” means Ontario Teachers’ Pension Plan Board and its affiliates.
(xii)“OTPP Direct Transferee” means any person that acquires (other than in a registered public offering) directly from OTPP or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(xiii)“OTPP Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any OTPP Direct Transferee or any other OTPP Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(xiv)“person” means any individual, corporation, partnership, unincorporated association or other entity.
(xv)“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(xvi)“voting stock” means stock of any class or series entitled to vote generally in the election of directors.
ARTICLE XIV
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:
(a)any derivative action or proceeding brought on behalf of the Corporation;
(b)any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or its stockholders;
(c)any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the bylaws of the Corporation (in each case, as they may be amended from time to time);
(d)any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine;

(e)any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the bylaws of the Corporation (including any right, obligation or remedy under this Certificate of Incorporation or the bylaws of the Corporation); or
(f)any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware.
This Article XIV shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of this provision. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.
ARTICLE XV
The Corporation shall indemnify its directors to the fullest extent authorized or permitted by Delaware law, as now or in effect after the effectiveness of this Certificate of Incorporation. Such right to indemnification shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Notwithstanding the previous sentence, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part of a proceeding) initiated by such person unless such proceeding (or part of such proceeding) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article XV shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. To the extent authorized from time to time by the Board of Directors, the Corporation may provide rights to indemnification and to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this Article XV to the Board of Directors. The rights to indemnification and to the advancement of expenses conferred in this Article XV shall not be exclusive of any other right which any person may have or acquire under the Certificate of Incorporation, the bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article XV by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

[Signature Page Follows]

IN WITNESS WHEREOF, this Third Restated Certificate of Incorporation, which restates and integrates, but does not further amend, the provisions of the Corporation’s Second Restated Certificate of Incorporation as heretofore amended, there being no discrepancy between those provisions and the provisions of this Third Restated Certificate of Incorporation, has been duly adopted in accordance with Section 245 of the Delaware General Corporation Law and executed by a duly authorized officer on the date set forth below.
The AZEK Company Inc.
By: /s/ Morgan Walbridge
Name: Morgan Walbridge
Title: Senior Vice President, Chief Legal Officer and Secretary

Dated: March 5, 2025